Exhibit 10.38
WAIVER AGREEMENT
          WAIVER AGREEMENT (this “Agreement”) is made as of the 18th day of October 2007, by and among Remedent, Inc., a Nevada corporation (the “Company”), and the holders set forth on the signature pages affixed hereto (each a “Consenting Holder” and, collectively, the “Consenting Holders”).
Recitals
          A.      The Company, the Consenting Holders and certain other investors (the “Other Investors”) entered into a Purchase Agreement, dated June 20, 2007 (the “Purchase Agreement”), pursuant to which the Company issued (i) an aggregate of 6,000,000 shares (the “Shares”) of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), and (ii) warrants to purchase an aggregate of up to 4,500,000 shares of Common Stock (subject to adjustment) (the “Warrants”).
          B.      In connection with the transactions contemplated by the Purchase Agreement, the Company, the Consenting Holders and the Other Investors (collectively, the “Holders”) entered into a Registration Rights Agreements, dated June 20, 2007 (the “Registration Rights Agreement”), pursuant to which the Company agreed to provide the Holders with certain registration rights with respect to the Shares and the shares of Common Stock issuable upon the exercise of the Warrants (collectively, the “Registrable Securities”).
          C.      In accordance with the terms of the Registration Rights Agreement, on July 20, 2007, the Company filed a registration statement on Form SB-2 (file no. 333-144745) (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) seeking to register the Registrable Securities for resale or other disposition by the Holders pursuant to the Securities Act of 1933, as amended (the “Act”).
          D.      By letter, dated August 14, 2007 (the “First Comment Letter”), the staff of the Commission (the “Staff”) requested that the Company advise the Staff as to the Company’s basis for determining that the resale or disposition of the Registrable Securities by the Investors as contemplated by the Registration Statement was eligible to be made on a shelf basis under Rule 415(a)(1)(i).
          E.      In response to the comments raised by the Staff in the First Comment Letter, on September 14, 2007, the Company filed Amendment No. 1 to the Registration Statement (the “First Amendment”) and submitted a response letter to the Staff in which, among other things, the Company set forth its analysis of its ability to use Rule 415(a)(1)(i) to effect the registration of the Registrable Securities.
          F.      By letter, dated September 25, 2007 (the “Second Comment Letter”), the Staff advised the Company that the Staff disagreed that the Registrable Securities were eligible to be registered on a shelf basis pursuant to Rule 415(a)(1)(i).

          G.      The Company and the Consenting Investors believe that the Staff’s interpretation of Rule 415 as set forth in the Second Comment Letter (the “Staff Interpretation”) is incorrect.
          H.      The Company and the Consenting Investors believe that the appropriate response to the Staff Interpretation is to seek review of the Staff Interpretation by the Commission.
          I.      If the Commission agrees with the Staff Interpretation, the Company and the Consenting Investors desire to obtain judicial review of the Commission’s position in accordance with Section 9 of the Act.
          J.      The Company and the Consenting Holders believe it is just and equitable for the Investors to waive any right to liquidated damages under the Registration Rights Agreement resulting from the Staff Interpretation so long as the Company is diligently pursuing a review of the Staff Interpretation.
          K.      The Consenting Holders constitute the “Required Investors” as defined in the Registration Rights Agreement.
          In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intended to be legally bound, the parties hereto hereby agree as follows:
          1.      Not later than 5:30 p.m., New York time, on October 19, 2007, the Company shall file with the Commission (i) an amendment to the Registration Statement (“Amendment No. 2”), (ii) a response to the Second Comment Letter (the “Second Response Letter”) and (iii) a request for acceleration of the effectiveness of the Registration Statement (as amended by Amendment No. 1 and Amendment No. 2) to 12:00 p.m., New York time, on October 23, 2007 or as soon thereafter as practicable, each in substantially the forms previously reviewed by the Consenting Holders.
          2.      If the amended Registration Statement is not declared effective on or prior to 2:00 p.m., New York time, on October 23, 2007, then no later than 5:30 p.m., New York time, on October 24, 2007 the Company shall file with the Commission a further amendment to the Registration Statement (the “Section 8 Amendment”) to remove the delaying legend placed on the Registration Statement pursuant to Rule 473(a), which Section 8 Amendment shall include the legend specified in Rule 473(b) to the effect that the amended Registration Statement shall thereafter become effective in accordance with the provisions of Section 8(a) of the Act.
          3.      In the event that (i) the Commission issues a refusal order pursuant to Section 8(b) of the Act refusing to declare the amended Registration Statement effective or (ii) the Commission issues a stop order pursuant to Section 8(d) of the Act, the Company shall, at its own expense, file a petition for judicial review of any such order in a timely fashion in accordance with the provisions of Section 9(a) of the Act. Any such petition shall be filed with the United States Court of Appeals for the District of Columbia Circuit unless the Consenting Holders otherwise consent in writing. The Company shall diligently prosecute such petition to a final, nonappealable determination by appropriate proceedings.

          4.      In the event that the Commission commences an investigation, examination or other proceeding with respect to the Registration Statement pursuant to Section 8(e) of the Act, the Company and, if required, the Consenting Investors, shall cooperate therewith in good faith and shall take such action as shall be necessary to prohibit the issuance of a stop order pursuant to Section 8(d) of the Act on the grounds that any of them have failed to cooperate with any such investigation, examination or other proceeding; provided, however, that no party shall be required to waive any attorney-client privilege or attorney work product privilege in connection therewith.
          5.      The Consenting Holders shall have the right to participate or have their counsel participate in any meetings or discussions with the Staff or the Commission regarding the Staff Interpretation and to comment or have their counsel comment on any written submission made to the Staff, the Commission or any court with respect thereto. No such written submission shall be made by the Company to which the Consenting Holders’ counsel reasonably objects.
          6.      So long as the Company is in compliance with the terms of this Agreement, the Consenting Holders, on behalf of all of the Investors, hereby waive any right to liquidated damages accruing pursuant to Section 2 of the Registration Rights Agreement solely as a result of the failure of the amended Registration Statement to become effective due to the 415 Interpretation until the earliest of (i) the date that the Registration Statement (as amended by Amendment No. 1 and Amendment No. 2 and, if necessary, the Section 8 Amendment) is declared effective by the Commission; provided, however, that if the amended Registration Statement becomes effective automatically pursuant to Section 8(a) of the Act after the Company has received written notice that the Commission has ordered an examination, investigation or other proceeding pursuant to Section 8(e) of the Act, the Registration Statement shall not be deemed to have become effective until such time as sales may be made thereunder pursuant to Section 5(c) of the Act, (ii) the date which is 10 days after receipt by the Company of written notice from any Consenting Holder that the Company is in material breach of the terms hereof is such breach is not cured to the reasonable satisfaction of the Consenting Holder providing notice of such breach prior thereto, or (iii) the date on which a court of competent jurisdiction upholds the Staff Interpretation (or modifies the Staff Interpretation in such a manner that all of the Registrable Securities are not able to be included in the Registration Statement) by a final and nonappealable judgment.
          7.      In the event that the Staff Interpretation is upheld (or modified in a such a manner that all of the Registrable Securities are not able to be included in the Registration Statement) by a final and nonappealable judgment of a court of competent jurisdiction, the Company shall (i) remove from the Registration Statement such portion of the Registrable Securities (the “Cut Back Shares”) and/or (ii) agree to such restrictions and limitations on the registration and resale of the Registrable Securities as the Staff Interpretation as then in effect may require to assure the Company’s compliance with the requirements of Rule 415; provided, however, that the Company shall not agree to name any Investor as an “underwriter” in such Registration Statement without the prior written consent of such Investor (collectively, the “415 Restrictions”). Any cut-back imposed on the Investors pursuant to this Section 7 shall be allocated among the Investors on a pro rata basis, and shall be allocated first to any Warrant Shares, unless the 415 Restrictions otherwise require or provide. No liquidated damages shall accrue on or as to any Cut Back Shares until such time as the Company is able to effect the registration of the Cut Back Shares in accordance with any 415 Restrictions (such date, the “Restriction Termination Date”). From and after the Restriction Termination Date, all of the provisions of Section 2 of the Registration Rights Agreement (including the liquidated damages provisions) shall again be applicable to the Cut Back Shares; provided, however, that for such purposes, references to the Closing Date and the Filing Date, as applicable, shall be deemed to be the Restriction Termination Date.
          8.      Except as expressly modified hereby, the Registration Rights Agreement shall remain in full force and effect.
          9.      Each of the Consenting Holders hereby confirms that the representations and warranties made by it in Section 5 of the Purchase Agreement are true and correct as of the date hereof and have been true and correct at all times subsequent to the closing of the transactions contemplated by the Purchase Agreement.
          10.      Promptly following the execution of this Agreement, the Company shall provide written notice of this Agreement to the Investors who are not Consenting Holders, together with a summary description of the terms hereof.
          11.      This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without reference to the choice of law principles thereof. The parties agree that the remedy at law for any breach or threatened breach by a party may, by its nature, be inadequate, and that the other parties shall be entitled, in addition to damages, to a restraining order, temporary and permanent injunctive relief, specific performance, and other appropriate equitable relief.
          12.      This Agreement may be executed in counterparts, each of which shall be deemed and original and all of which together has constituted one and the same instrument.
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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by the undersigned, thereunto authorized, as of the date first set forth above.

REMEDENT, INC.
By:	/s/ Robin List
Name:	Robin List
Title:	Chief Executive Officer

SPECIAL SITUATIONS PRIVATE EQUITY FUND, L.P. SPECIAL SITUATIONS CAYMAN FUND, L.P. SPECIAL SITUATIONS FUND III Q.P., L.P.
By:	/s/ Austin W. Marxe
Name:	Austin W. Marxe
Title:	General Partner

Lagunitas Partners L.P.
By:	/s/J. Patterson McBaine
Name:	on behalf of Gruber & McBaine Capital
Management, General Partners
Title:

Gruber & McBaine International
By:	/s/J. Patterson McBaine
Name:
Title:

Potomac Capital Partners LP; Potomac Capital International Ltd; Pleiades Investment Partners-R LP
By:
Name:
Title: